Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-225730) pertaining to the 2015 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Akcea Therapeutics, Inc., and
(2)	Registration Statement (Form S-8 No. 333-219290) pertaining to the 2015 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Akcea Therapeutics, Inc;

of our report dated February 28, 2018 (except for Notes 1, 7, 8, 11 and 12, as to which the date is September 18, 2018) with respect to the consolidated financial statements of Akcea Therapeutics, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 18, 2018